Exhibit 10.26

COMPENSATION INFORMATION FOR EXECUTIVE OFFICERS

The table below provides information regarding the 2005 cash bonus, December 2, 2005 stock option grant, 2006 stock option grants through March 15, 2006, 2006 annual base salary and 2006 target cash bonus of each executive officer of Kosan Biosciences Incorporated listed below.

Executive Officer	2005 Cash Bonus	December 2, 2005 Stock Option Grant(1) (# shares)	2006 Stock Option Grants(2) (# shares)	2006 Annual Base Salary	2006 Target Cash Bonus(3)
Robert G. Johnson, Jr., M.D., Ph.D. Chief Executive Officer	$75,000	52,500	25,000	$365,000	45%

Margaret A. Horn, J.D. Senior Vice President, Legal and Corporate Development, General Counsel and Secretary	(4)	150,000	20,000	$300,000	35%

Peter J. Licari, Ph.D. Senior Vice President, Manufacturing and Operations	(5)	(5)	15,000	$222,610	30%

Pieter B.M.W.M. Timmermans, Ph.D. Senior Vice President, Drug Discovery and Preclinical Research	(5)	(5)	20,000	$249,890	30%

Daniel V. Santi, M.D., Ph.D. (6) Former Chairman and Chief Executive Officer	$105,000	78,750	—	$445,000	45%

Susan M. Kanaya(7) Former Senior Vice President, Finance and Chief Financial Officer	$57,000	37,500	—	N/A	N/A

(1)	Granted on December 2, 2005, with an exercise price per share of $7.21, except that the option grant to Dr. Santi had an exercise price per share equal to $7.93. Each of these stock options vests ratably over 48 months, except that the stock option granted to Ms. Horn vests 25% on December 1, 2006 and 1/48 monthly thereafter for three years.

(2)	Ms. Horn’s stock option was granted on January 3, 2006 with an exercise price per share of $4.46. Dr. Johnson’s stock option was granted on February 14, 2006 with an exercise price per share of $4.875. Dr. Licari’s and Dr. Timmermans’ stock options were granted on February 17, 2006 with an exercise price per share equal to $4.66. Each of these stock options vests 25% one year after the date of grant and 1/48 monthly thereafter for three years, except that Dr. Johnson’s stock option vests ratably over 48 months.

(3)	Percentage of each executive officer’s 2006 annual base salary.

(4)	Ms. Horn joined the Company on December 1, 2005, and therefore, did not receive a 2005 cash bonus.

(5)	Drs. Licari and Timmermans were named as executive officers of the Company on February 17, 2006.

(6)	Dr. Santi resigned as Chief Executive Officer of the Company effective February 13, 2006.

(7)	Ms. Kanaya resigned as Senior Vice President, Finance and Chief Financial Officer of the Company effective January 1, 2006.